Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-203388) and Form S-8 (Nos. 333-211419, 333-204268, 333-204266, 333-32173, 333-74577, 333-32175, 333-68596, 333-183909, 333-183910, 333-194720, 333-194721) of Bank of the Ozarks, Inc. of our report dated March 7, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Community & Southern Holdings, Inc. which appears in this Current Report on Form 8-K of Bank of the Ozarks, Inc.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 10, 2016